UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 8, 2009

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 8, 2009, Blockbuster Canada Co. (“BB Canada”) signed a credit facility with Callidus Capital Corporation (the “Lender”), a privately-held Canadian lender (the “Canadian Credit Facility”), subject to the terms and conditions set forth below. BB Canada is a wholly owned indirect subsidiary of Blockbuster Inc. The Canadian Credit Facility provides for a single advance non-revolving loan in the amount of CAN $25 million (the “Facility A Loan”) and a single advance non-revolving loan, to be funded at the Lender’s discretion, of up to CAN $10 million (the “Facility B Loan,” together with the Facility A Loan, the “Loans” or “Loan”) and is secured by substantially all of the assets of BB Canada. Proceeds of the Loans are to be used for general corporate purposes. The Canadian Credit Facility matures on the earlier of September 30, 2010 or the date the amended revolver (as defined under Item 8.01, below) terminates.

The Canadian Credit Facility closed on May 8, 2009 and the full amount of the Facility A Loan was advanced on that date into a controlled disbursement account out of which disbursements are made by the Lender from time to time to BB Canada in amounts calculated in accordance with a formula set forth in the Canadian Credit Facility. BB Canada may request advance of the Facility B Loan at any time after the 60th day following advance of the Facility A Loan. If the Facility B Loan is funded, proceeds would be advanced into a controlled disbursement account from which disbursements would be made in the manner provided for the Facility A Loan. The formula for disbursing Loan proceeds is based upon a borrowing base of “Eligible Inventory” defined in the Canadian Credit Facility. Outstanding Loan amounts bear interest at 18% per annum. We have paid or will pay the following fees in connection with the Canadian Credit Facility: a non-refundable facility fee of CAN $250,000 paid upon execution of the Canadian Credit Facility; a non-refundable facility fee equal to 1% of the amount of the Facility B Loan, paid upon funding; a monthly maintenance and monitoring fee of CAN $1,750 for each month or partial month until the Loan is repaid in full; and a fee of CAN $200,000 if the Loan is prepaid on or before November 8, 2009 or CAN $100,000 if the Loan is prepaid after November 8, 2009 but before September 30, 2010. In connection with the Canadian Credit Facility, BB Canada has agreed, among other things, to: maintain specified minimum quarterly levels of EBITDA and equity, as defined in the Canadian Credit Facility; deposit all funds received from all sources, with certain limited exceptions, into designated cash management accounts to be held by the Lender as cash collateral for the Loans and from which disbursements will be made by the Lender on a daily basis into BB Canada’s disbursement account for use as operating capital; limit capital expenditures in any fiscal year in the aggregate to CAN $6 million; and assign to the Lender for the term of the Loans as security under the Canadian Credit Facility rights to certain trademarks and other intellectual property, and information technology systems and services that BB Canada licenses from Blockbuster Inc.

Item 8.01	Other Events.

As previously disclosed, on April 2, 2009, Blockbuster Inc. (the “Company”) amended its revolving credit facility, Term A loan facility and Term B loan facility to include commitments from certain of the Company’s existing lenders and certain new lenders to (a) replace the existing revolving credit facility with a $250 million revolving credit facility with a maturity date of September 30, 2010, and (b) amend certain financial covenants, other covenants and other terms in the Company’s existing revolving credit facility, Term A loan facility and Term B loan facility. The obligation of the lenders to fund the $250 million revolving credit facility and effectuate the amendments was subject to the negotiation and execution of definitive documentation, as well as the satisfaction of certain conditions set forth in the amendment. On May 11, 2009, the Company announced that all such conditions have been satisfied and that the amended credit facility has closed. For a summary of the material terms of the amended credit facility, please see the Company’s Annual Report on Form 10-K for the fiscal year ended January 4, 2009, filed with the Securities and Exchange Commission on April 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: May 14, 2009	By:	/s/ Thomas M. Casey
Thomas M. Casey Executive Vice President and Chief Financial Officer